Exhibit 23.1

Independent Auditor’s Consent

The Board of Directors
FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH

We consent to the incorporation by reference in (1) the Registration Statement Nos. 333-120866 and 333-120867 on Form S-8 of Neenah Paper, Inc. (the Company), (2) the Registration Statement on Form S-8 for the Neenah Paper Directors´Deferred Compensation Plan filed by the Company on even date herewith, and (3) the Registration Statement on Form S-8 for the Neenah Paper Deferred Compansation Plan filed by the Company on even date herewith, of our report dated December 21, 2006 relating to the combined consolidated balance sheets of FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH as of September 30, 2006 and December 31, 2005  and the related combined consolidated statements of operations, stockholders´equity and comprehensive income, and cash flows for the nine-month period ended September 30, 2006 (“Successor Company”) and the year ended December 31, 2005 (“Predecessor Company”) (collectively, “the Company”), which report appears in the Form 8-K/A of Neenah Paper Inc. dated December 21, 2006.

Our report contains an explanatory paragraph that states, that effective January 3, 2006 FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH´s parent company emerged from Bankruptcy pursuant to a plan of reorganization confirmed by the Bankruptcy Court on December 5, 2005. In accordance with American Institute of Certified Public Accountant´s Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”, FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH have reflected the push down of fair value adjustments arising from the parent company´s fresh-start reporting whereby its assets and liabilities have been adjusted to reflect estimated fair values as of December 31, 2005. As a result, the combined consolidated financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects.

Munich, Germany

December 21, 2006

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft